Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:
Robert Cormican
770.993.8911.X105
770.984.0173 fax
email: bcormican@ameraset.com

BRAINWORKS VENTURES, INC. COMBINES WITH
ASSURANCEAMERICA CORPORATION

Atlanta, Georgia (April 1, 2003) – BRAINWORKS VENTURES, INC. (OTC:BB “BRAV”) today announced that it has combined with AssuranceAmercia Corporation, an insurance-oriented holding company, formed by Guy W. Millner and Lawrence “Bud” Stumbaugh, of which Mr. Millner serves as Chairman of the Board and Mr. Stumbaugh serves as Chief Executive Officer.

The purpose of the business combination is to allow Brainworks Ventures, which has provided funding and business consulting services to early stage technology companies, to enter the property and casualty insurance business through AssuranceAmerica, which will become a wholly-owned subsidiary by Brainworks Ventures, and which will discontinue its former business.

AssuranceAmerica is a property and casualty-oriented insurance holding company which currently focuses on the non-standard automobile insurance markets, primarily in Florida and Georgia. Its two principal operating subsidiaries are AssetAmerica Insurance Agencies (acquired in 1998), which sells personal automobile insurance policies through its 26 retail agencies, and Ameraset Assurance Group, which is a managing general agency established in 2000, which develops and markets insurance products, underwrites insurance risks, adjusts insurance claims and binds new policies. In 2002, these two subsidiaries of AssuranceAmerica wrote an aggregate of approximately $56 million dollars in premiums.

The combination was effected through a merger of a newly-formed and wholly-owned subsidiary of Brainworks with AssuranceAmerica, as the surviving corporation in the merger. Pursuant to the terms of the merger agreement, shareholders of AssuranceAmerica will receive, in exchange for their ownership of AssuranceAmerica, approximately 19,508,900 shares of Brainworks Ventures common stock and will be entitled to receive an additional approximately 23,241,000 shares of Brainworks Ventures common stock upon conversion of their shares of preferred stock of AssuranceAmerica into common stock of Brainworks Ventures. That conversion will occur automatically when shareholders of Brainworks Ventures authorize sufficient additional shares of Brainworks Ventures common stock to permit such conversion. Brainworks Ventures will hold a special meeting of its shareholders to authorize the additional shares of common stock as soon as practicable.

Mr. Millner will become Chairman of the Board of the combined companies and Mr. Stumbaugh will become Chief Executive Officer and President. They will serve, together with Dr. Donald

Ratajczak, Brainworks Ventures’ current Chairman and Chief Executive Officer, as members of the Board of Directors of Brainwork Ventures. One or more independent members of the Board of Directors of Brainworks Ventures will be sought to join the Brainworks Board.

In commenting on the combination, Dr. Ratajczak stated “We are very pleased with the opportunity to combine with AssuranceAmerica Corporation and move forward as an Atlanta-based growth company under leadership that has a strong track record for producing shareholder value. Mr. Millner and his team have a strategic plan for growing the company in a rapidly expanding segment of the insurance industry.”

Prior to co-founding AssuranceAmerica, Mr. Millner was founder and chairman of Norrell Corporation, an Atlanta-based staffing and outsourcing company whose stock was listed on the New York Stock Exchange and which had over $1.4 billion in revenues at the time it was acquired by Spherion Corporation. Mr. Millner announced that he was pleased with the first three years of operations of AssuranceAmerica in the non-standard auto insurance sector. He also stated that Brainworks Ventures would seek to qualify to have its common stock listed on the NASDAQ SmallCap Market, stating, “If we are able to qualify for listing on the NASDAQ SmallCap Market, and continue to grow the business of AssuranceAmerica, we believe that Brainworks Ventures will regain a following in the marketplace, which will inure to the benefit of its shareholders and provide further flexibility for growth.”

Brainworks Ventures advised that further information concerning the business combination will be contained in a Current Report on Form 8-K to be filed by Brainworks Ventures with the Securities and Exchange Commission.

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making the forward-looking statements, Brainworks Ventures undertakes no obligation to update these statements for revisions or changes after the date of this release.

***